Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 761-0042
Target Media Hotline, (612) 696-3400

Target Corporation Reports Third Quarter Earnings

•Comparable sales increased 2.7 percent, on top of 12.7 percent growth last year.
•Comparable sales growth was driven by 1.4 percent traffic growth and a 1.3 percent increase in average ticket.
•Category performance was led by growth in frequency businesses including Beauty, Food and Beverage and Household Essentials, which offset continued softness in discretionary categories.
•The Company saw unit share gains across all five core merchandising categories.
•Third quarter operating margin rate of 3.9 percent improved meaningfully compared with the second quarter results, but fell far short of expectations.
•In light of an increasingly challenging environment, the Company lowered its topline and bottom line expectations for the fourth quarter.
•The Company announced an enterprise initiative to simplify and gain efficiencies across its business, representing an estimated cumulative savings opportunity of $2 to $3 billion over the next three years.

For additional media materials, please visit:
https://corporate.target.com/article/2022/11/q3-2022-earnings

MINNEAPOLIS (November 16, 2022) – Target Corporation (NYSE: TGT) today announced its third quarter 2022 financial results, which reflected continued sales and traffic growth in an increasingly challenging environment.
The Company reported third quarter GAAP earnings per share (EPS) of $1.54, down 49.3 percent from $3.04 in 2021. Third quarter Adjusted EPS1 of $1.54 decreased 49.1 percent compared with $3.03 in 2021. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS
.
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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Third Quarter Earnings — Page 2 of 11
“In the third quarter, our business delivered comparable sales growth of 2.7 percent, and we saw unit share gains across all of our core merchandise categories. This performance demonstrates the durability of our business model which continues to serve our guests and drive loyalty despite the challenging economic environment,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “In the latter weeks of the quarter, sales and profit trends softened meaningfully, with guests’ shopping behavior increasingly impacted by inflation, rising interest rates and economic uncertainty. This resulted in a third quarter profit performance well below our expectations.
While we’re ready to deliver exceptional value for our guests this holiday season, supported by the decisive inventory actions we took earlier this year, the rapidly evolving consumer environment means we’re planning the balance of the year more conservatively. We’re also taking new actions to drive efficiencies now and in the future, optimizing our operations to match the scale of our business and drive continued growth. The strides we have made in recent years to build a truly differentiated, guest-centered retail offering, punctuated by a balanced, multi-category portfolio, positions us well to navigate in any environment. Looking ahead, we remain laser-focused on delivering the best of Target to our guests, and continuing to invest in our long-term, profitable growth.”

Fiscal 2022 Guidance
Based on softening sales and profit trends that emerged late in the third quarter and persisted into November, the Company believes it is prudent to plan for a wide range of sales outcomes in the fourth quarter, centered around a low-single digit decline in comparable sales, consistent with those recent trends. Similarly, the Company is now planning a wide range for its fourth quarter operating margin rate centered around 3 percent.

Enterprise Efficiency
The Company announced today it was undertaking an enterprise-wide effort to simplify and gain efficiencies across its business with a focus on reducing complexities and lowering costs while continuing to support its team. The Company believes it can save a total of $2 to $3 billion over the next three years through this work. These savings will support the company’s investments in driving deeper guest engagement and long-term growth while also delivering on its profit goals. This opportunity is enabled by
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Target Corporation Reports Third Quarter Earnings — Page 3 of 11
the rapid growth since 2019, in which Target’s total revenue has grown approximately 40 percent. In light of this growth, this effort is focused on fully leveraging the scale that’s been gained to best-position the Company to continue growing efficiently over time.

Operating Results
Comparable sales grew 2.7 percent in the third quarter, reflecting comparable store sales growth of 3.2 percent and comparable digital sales growth of 0.3 percent. Total revenue of $26.5 billion grew 3.4 percent compared with last year, reflecting total sales growth of 3.3 percent and a 9.5 percent increase in other revenue. Operating income was $1.0 billion in third quarter 2022, down 49.2 percent from $2.0 billion in 2021, driven primarily by a decline in the Company's gross margin rate.
Third quarter operating income margin rate was 3.9 percent in 2022, compared with 7.8 percent in 2021. Third quarter gross margin rate was 24.7 percent, compared with 28.0 percent in 2021. This year's gross margin rate reflected higher markdown rates, inventory shrink, and merchandise and freight costs, net of retail price increases, compared with last year. Additionally, gross margin rate was pressured by increased compensation and headcount in our distribution centers and the costs of managing early receipts of inventory, with a slight offset from favorable category mix. Third quarter SG&A expense rate was 19.7 percent in 2022, compared with 18.9 percent in 2021. This reflected the impact of cost inflation across multiple parts of the business, including investments in hourly team member compensation, which was partially offset by lower incentive compensation.

Interest Expense and Taxes
The Company’s third quarter 2022 net interest expense was $125 million, compared with $105 million last year, reflecting higher average long-term debt and commercial paper balances.
Third quarter 2022 effective income tax rate was 21.6 percent, compared with the prior year rate of 22.1 percent, reflecting the rate impact of tax benefits on lower pre-tax earnings compared with last year.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $497 million in the third quarter, compared with $440 million last year, reflecting a 20.0 percent increase in the dividend per share, partially offset by a decline in average share count.
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Target Corporation Reports Third Quarter Earnings — Page 4 of 11
The Company did not repurchase stock in the third quarter. As of the end of the third quarter, the Company had approximately $9.7 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
For the trailing twelve months through third quarter 2022, after-tax return on invested capital (ROIC) was 14.6 percent, compared with 31.3 percent for the trailing twelve months through third quarter 2021. The decrease in ROIC was driven primarily by lower profitability in third quarter 2022. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its third quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Investors.Target.com (click on link under "Upcoming Events"). A replay of the webcast will be provided when available. The replay number is 1-800-391-9853.

Miscellaneous
Statements in this release regarding fourth quarter comparable sales levels and operating margin rate, and the potential benefits from the enterprise initiative to simplify and gain efficiencies across the business are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actions to differ materially. These risk and uncertainties include difficulties and delays in identifying and achieving the potential cost savings associated with the enterprise initiative to simplify and gain efficiencies and the other risks and uncertainties described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 29, 2022. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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Target Corporation Reports Third Quarter Earnings — Page 5 of 11
TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(millions, except per share data) (unaudited)	October 29, 2022	October 30, 2021	Change	October 29, 2022	October 30, 2021	Change
Sales	$26,122	$25,290	3.3%	$76,605	$73,995	3.5%
Other revenue	396	362	9.5	1,120	1,014	10.4
Total revenue	26,518	25,652	3.4	77,725	75,009	3.6
Cost of sales	19,680	18,206	8.1	58,283	52,202	11.6
Selling, general and administrative expenses	5,219	4,859	7.4	14,983	14,217	5.4
Depreciation and amortization (exclusive of depreciation included in cost of sales)	597	577	3.6	1,770	1,739	1.8
Operating income	1,022	2,010	(49.2)	2,689	6,851	(60.8)
Net interest expense	125	105	17.5	349	317	9.8
Net other (income) / expense	(12)	(6)	106.0	(35)	(356)	(90.3)
Earnings before income taxes	909	1,911	(52.4)	2,375	6,890	(65.5)
Provision for income taxes	197	423	(53.6)	471	1,488	(68.4)
Net earnings	$712	$1,488	(52.1)%	$1,904	$5,402	(64.7)%
Basic earnings per share	$1.55	$3.07	(49.5)%	$4.11	$10.97	(62.5)%
Diluted earnings per share	$1.54	$3.04	(49.3)%	$4.09	$10.87	(62.4)%
Weighted average common shares outstanding
Basic	460.3	484.8	(5.1)%	462.6	492.2	(6.0)%
Diluted	462.5	489.4	(5.5)%	465.3	496.8	(6.3)%
Antidilutive shares	1.3	—		1.1	—
Dividends declared per share	$1.08	$0.90	20.0%	$3.06	$2.48	23.4%

Target Corporation Reports Third Quarter Earnings — Page 6 of 11
TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	October 29, 2022	January 29, 2022	October 30, 2021
Assets
Cash and cash equivalents	$954	$5,911	$5,753
Inventory	17,117	13,902	14,958
Other current assets	2,322	1,760	1,865
Total current assets	20,393	21,573	22,576
Property and equipment
Land	6,214	6,164	6,146
Buildings and improvements	34,279	32,985	32,478
Fixtures and equipment	7,184	6,407	6,144
Computer hardware and software	2,899	2,505	2,447
Construction-in-progress	2,358	1,257	1,302
Accumulated depreciation	(22,013)	(21,137)	(20,602)
Property and equipment, net	30,921	28,181	27,915
Operating lease assets	2,596	2,556	2,539
Other noncurrent assets	1,705	1,501	1,381
Total assets	$55,615	$53,811	$54,411
Liabilities and shareholders’ investment
Accounts payable	$15,438	$15,478	$16,250
Accrued and other current liabilities	6,138	6,098	5,925
Current portion of long-term debt and other borrowings	2,207	171	1,176
Total current liabilities	23,783	21,747	23,351
Long-term debt and other borrowings	14,237	13,549	11,586
Noncurrent operating lease liabilities	2,590	2,493	2,494
Deferred income taxes	2,240	1,566	1,246
Other noncurrent liabilities	1,746	1,629	1,931
Total noncurrent liabilities	20,813	19,237	17,257
Shareholders’ investment
Common stock	38	39	40
Additional paid-in capital	6,558	6,421	6,381
Retained earnings	4,631	6,920	8,069
Accumulated other comprehensive loss	(208)	(553)	(687)
Total shareholders’ investment	11,019	12,827	13,803
Total liabilities and shareholders’ investment	$55,615	$53,811	$54,411
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 460,297,654, 471,274,073 and 480,905,493 shares issued and outstanding as of October 29, 2022, January 29, 2022, and October 30, 2021, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Third Quarter Earnings — Page 7 of 11
TARGET CORPORATION

Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	October 29, 2022	October 30, 2021
Operating activities
Net earnings	$1,904	$5,402
Adjustments to reconcile net earnings to cash (required for) provided by operating activities:
Depreciation and amortization	2,004	1,952
Share-based compensation expense	177	187
Deferred income taxes	548	233
Gain on Dermstore sale	—	(335)
Noncash losses / (gains) and other, net	141	18
Changes in operating accounts:
Inventory	(3,215)	(4,305)
Other assets	(205)	(117)
Accounts payable	(224)	3,284
Accrued and other liabilities	(578)	(722)
Cash (required for) provided by operating activities	552	5,597
Investing activities
Expenditures for property and equipment	(4,323)	(2,483)
Proceeds from disposal of property and equipment	4	23
Proceeds from Dermstore sale	—	356
Other investments	16	14
Cash required for investing activities	(4,303)	(2,090)
Financing activities
Change in commercial paper, net	2,104	—
Additions to long-term debt	991	—
Reductions of long-term debt	(139)	(112)
Dividends paid	(1,339)	(1,116)
Repurchase of stock	(2,825)	(5,042)
Stock option exercises	2	5
Cash required for financing activities	(1,206)	(6,265)
Net decrease in cash and cash equivalents	(4,957)	(2,758)
Cash and cash equivalents at beginning of period	5,911	8,511
Cash and cash equivalents at end of period	$954	$5,753

Target Corporation Reports Third Quarter Earnings — Page 8 of 11
TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Nine Months Ended
(unaudited)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Gross margin rate	24.7%	28.0%	23.9%	29.5%
SG&A expense rate	19.7	18.9	19.3	19.0
Depreciation and amortization expense rate (exclusive of depreciation included in cost of sales)	2.3	2.2	2.3	2.3
Operating income margin rate	3.9	7.8	3.5	9.1
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $184 million and $550 million of profit-sharing income under our credit card program agreement for the three and nine months ended October 29, 2022, respectively, and $184 million and $527 million for the three and nine months ended October 30, 2021, respectively.

Comparable Sales	Three Months Ended		Nine Months Ended
(unaudited)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Comparable sales change	2.7%	12.7%	2.9%	14.4%
Drivers of change in comparable sales
Number of transactions (traffic)	1.4	12.9	2.6	14.0
Average transaction amount	1.3	(0.2)	0.2	0.3

Comparable Sales by Channel	Three Months Ended		Nine Months Ended
(unaudited)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Stores originated comparable sales change	3.2%	9.7%	2.6%	11.9%
Digitally originated comparable sales change	0.3	28.9	4.1	27.8

Sales by Channel	Three Months Ended		Nine Months Ended
(unaudited)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Stores originated	82.9%	82.4%	82.3%	82.3%
Digitally originated	17.1	17.6	17.7	17.7
Total	100%	100%	100%	100%

Sales by Fulfillment Channel	Three Months Ended		Nine Months Ended
(unaudited)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Stores	96.8%	96.7%	96.7%	96.5%
Other	3.2	3.3	3.3	3.5
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

Target Corporation Reports Third Quarter Earnings — Page 9 of 11

RedCard Penetration	Three Months Ended		Nine Months Ended
(unaudited)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Target Debit Card	10.8%	11.7%	11.2%	11.8%
Target Credit Cards	8.8	8.9	8.8	8.7
Total RedCard Penetration	19.6%	20.7%	20.0%	20.5%
Note: Amounts may not foot due to rounding.

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	October 29, 2022	January 29, 2022	October 30, 2021	October 29, 2022	January 29, 2022	October 30, 2021
170,000 or more sq. ft.	274	274	274	48,985	49,071	49,071
50,000 to 169,999 sq. ft.	1,522	1,516	1,515	190,739	190,205	190,116
49,999 or less sq. ft.	145	136	135	4,305	4,008	3,952
Total	1,941	1,926	1,924	244,029	243,284	243,139
(a)In thousands; reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Third Quarter Earnings — Page 10 of 11
TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	October 29, 2022			October 30, 2021
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$1.54			$3.04	(49.3)%
Adjustments
Other (a)	$—	$—	$—	$(9)	$(7)	$(0.01)
Adjusted diluted earnings per share			$1.54			$3.03	(49.1)%

Reconciliation of Non-GAAP Adjusted EPS	Nine Months Ended
	October 29, 2022			October 30, 2021
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$4.09			$10.87	(62.4)%
Adjustments
Gain on Dermstore sale	$—	$—	$—	$(335)	$(269)	$(0.54)
Other (a)	20	15	0.03	27	20	0.04
Adjusted diluted earnings per share			$4.12			$10.37	(60.2)%
Note: Amounts may not foot due to rounding.
(a)Other items unrelated to current period operations, none of which were individually significant.

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Nine Months Ended
(dollars in millions) (unaudited)	October 29, 2022	October 30, 2021	Change	October 29, 2022	October 30, 2021	Change
Net earnings	$712	$1,488	(52.1)%	$1,904	$5,402	(64.7)%
+ Provision for income taxes	197	423	(53.6)	471	1,488	(68.4)
+ Net interest expense	125	105	17.5	349	317	9.8
EBIT	$1,034	$2,016	(48.7)%	$2,724	$7,207	(62.2)%
+ Total depreciation and amortization (a)	674	652	3.5	2,004	1,952	2.7
EBITDA	$1,708	$2,668	(36.0)%	$4,728	$9,159	(48.4)%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Third Quarter Earnings — Page 11 of 11
We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	October 29, 2022	October 30, 2021
Operating income	$4,784	$8,687
+ Net other income / (expense)	61	358
EBIT	4,845	9,045
+ Operating lease interest (a)	89	85
- Income taxes (b)	1,059	1,947
Net operating profit after taxes	$3,875	$7,183

Denominator	October 29, 2022	October 30, 2021	October 31, 2020
Current portion of long-term debt and other borrowings	$2,207	$1,176	$131
+ Noncurrent portion of long-term debt	14,237	11,586	12,490
+ Shareholders' investment	11,019	13,803	13,319
+ Operating lease liabilities (c)	2,879	2,737	2,400
- Cash and cash equivalents	954	5,753	5,996
Invested capital	$29,388	$23,549	$22,344
Average invested capital (d)	$26,469	$22,947

After-tax return on invested capital	14.6%	31.3%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates, which were 21.5 percent and 21.3 percent for the trailing twelve months ended October 29, 2022, and October 30, 2021, respectively. For the twelve months ended October 29, 2022, and October 30, 2021, includes tax effect of $1.0 billion and $1.9 billion, respectively, related to EBIT, and $19 million and $18 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.